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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the inclusion in this Registration Statement on Form S-1 to register $100,000,000 of common stock of Variagenics, Inc. (the "Registration Statement") of our report dated March 28, 2000 relating to the financial statements of Variagenics, Inc. as of December 31, 1998 and 1999, for each of the three years in the period ended December 31, 1999 and for the period from inception (December 7, 1992) through December 31, 1999, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.

                                                  /s/ PricewaterhouseCoopers LLP

March 29, 2000
Boston, Massachusetts